Exhibit 99.1

Galectin Therapeutics Reports 2013 Financial Results

Norcross, GA (March 21, 2014) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today reported its financial results for the year ended December 31, 2013. These results are included in the Company’s Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission.

“Many important milestones and objectives were achieved in 2013 and continuing into the first quarter of 2014. During this period, we had significant activity involving our lead compound, GR-MD-02. We received notification from the U.S. Food and Drug Administration (FDA) that we may proceed with our Phase 1 clinical trial for GR-MD-02 in patients with fatty liver disease (NASH) with advanced fibrosis. Subsequently, we received FDA Fast Track designation for GR-MD-02 for fatty liver disease with advanced fibrosis, and we completed enrollment of the first cohort of patients in our Phase 1 clinical trial. Additionally, we enhanced our patent portfolio, and we have raised funds sufficient to finance our currently planned operations through 2015. Looking ahead, we expect to announce the results of the first cohort of patients in our Phase 1 clinical trial in early April 2014,” said Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer, Galectin Therapeutics. “This Phase 1 first-in-man study is evaluating the safety, tolerability, pharmacokinetics and exploratory biomarkers for efficacy for single and multiple doses of GR-MD-02 when administered to patients with fatty liver disease with advanced fibrosis.”

The Company also is working with Providence Portland Medical Center in planning for an investigator sponsored Phase 1 clinical trial to evaluate the combination of Bristol-Myers Squibb’s Yervoy® (ipilimumab) and the Company’s GR-MD-02 in patients with metastatic melanoma. This trial is based on pre-clinical data obtained in collaboration with Dr. Will Redmond at the center which demonstrated that the combination of immune checkpoint inhibitors like ipilimumab with GR-MD-02 enhances the antitumor effect in syngeneic mouse cancer models. This trial recently was approved by the FDA and expected to commence in the second quarter of 2014.

At December 31, 2013, the Company had $10.5 million of non-restricted cash and cash equivalents available to fund future operations. In January and February 2014, the Company received $1.5 million from warrant exercises and $28.2 million in net proceeds from the issuance of common shares through its At Market stock issuance program. The Company believes that the cash on hand of $37.6 million as of March 21, 2014, is sufficient to fund its currently planned operations and research and development through 2015.

For the year ended December 31, 2013, the Company reported a net loss applicable to common stock of $21.9 million, or ($1.30) per share, basic and diluted, compared with a net loss applicable to common stock of $10.9 million or ($0.72) per share, basic and diluted, for 2012. The increase in net loss applicable to common stock is largely due to an $8.8 million or ($0.53) per share one-time, non-cash charge related to modification of certain warrants recorded in the second quarter of 2013 and an unrelated one-time, non-cash stock compensation charge of $1.0 million or ($0.06) per share recorded in the third quarter of 2013.

Research and development expense for the 2013 was $5.7 million, compared with $4.5 million for 2012. The increase in research and development expense in 2013 over 2012 primarily relates to increased costs for our Phase I clinical trial offset somewhat by lower pre-clinical and drug manufacturing costs.

General and administrative expense for 2013 was $6.4 million, compared with $5.4 million for 2012. The primary reasons for the increase were non-cash stock-based compensation and legal expense offset somewhat by decreased rent expense.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding our plans, expectations and goals regarding clinical trials, including our expectation that clinical data from the first cohort should be available in April 2014, the Company’s plans regarding a Phase 1 clinical trial to evaluate the combination of Bristol-Myers Squibb’s Yervoy® (ipilimumab) and the Company’s GR-MD-02 in patients with metastatic melanoma, and plans regarding future funding alternatives and the sufficiency of cash on hand to fund future operations and planned research and development through 2015. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding any clinical trial or any future trials are subject to factors beyond our control and there is no guarantee that we will avoid delays in the development of our drug products or receive FDA approval for any of our drugs in development. Any current clinical trials and any future trials may not produce positive results in a timely fashion, if at all, and any necessary changes during the course of a trial could prove time consuming and costly. We may have difficulty in enrolling candidates for testing, which would impact our estimates regarding timing, and we may not be able to achieve the desired results. Upon receipt of FDA approval, we may face competition with other drugs and treatments that are currently approved or those that are currently in development, which could have an adverse impact on our ability to achieve revenues from any proposed indications. Plans regarding development, approval and marketing of any of our drugs, including GR-MD-02, are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Jack Callicutt, Chief Financial Officer, 678-620-3186, ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

Yervoy® is a registered trademark of Bristol-Myers Squibb

Condensed Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012
	(in thousands, except per share data)
Operating expenses:

Research and development	$5,688	$4,527
General and administrative	6,416	5,372

Total operating expenses	12,104	9,899

Total operating loss	(12,104)	(9,899)

Other income:
Interest and other	16	224

Total other income	16	224

Net loss	$(12,088)	$(9,675)

Preferred stock dividends and accretion costs	(1,096)	(1,206)
Modification of warrants	(8,763)	—

Net loss applicable to common stock	$(21,947)	$(10,881)

Basic and diluted net loss per share	$(1.30)	$(0.72)
Shares used in computing basic and diluted net loss per share	16,874	15,131

Condensed Consolidated Balance Sheet Data

	December 31, 2013	December 31, 2012
	(in thousands)
Cash and cash equivalents	$10,489	$9,364
Total assets	10,713	9,561
Total current liabilities	2,486	1,638
Total liabilities	2,486	1,644
Total redeemable, convertible preferred stock	6,746	6,752
Total stockholders’ equity	$1,481	$1,165